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                                                                     EXHIBIT 5.1


                                November 4, 1999

Sage, Inc.

2460 North First Street, Suite 100
San Jose, CA  95131-1023

Ladies and Gentlemen:

        At your request, we have examined the Registration Statement on Form S-1 of Sage, Inc., a Delaware corporation (the "Company"), filed with the Securities and Exchange Commission (the "Registration Statement") on August 30, 1999, as amended, relating to the registration under the Securities Act of 1933, as amended, of up to 3,450,000 shares of the Company's common stock, $.01 par value, all of which are authorized but unissued shares of common stock to be offered and sold by the Company (including up to 450,000 shares of common stock subject to the underwriters' over-allotment option) (the "Common Stock"). The Common Stock is to be sold to the underwriters named in the Registration Statement for resale to the public.

        As counsel to the Company, we have examined the proceedings taken by the Company in connection with the issuance and sale by the Company of the Common Stock.

        We are of the opinion that the Common Stock being registered to be offered and sold by the Company have been duly authorized and, when issued and sold by the Company in the manner described in the Registration Statement and in accordance with the resolutions adopted by the board of directors of the Company, will be legally issued, fully paid and nonassessable.

        We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us in the Registration Statement, the prospectus constituting a part thereof and any amendments thereto.

                                            Very truly yours,

                                            /s/ Morrison & Foerster LLP
                                            Morrison & Foerster LLP